FOR IMMEDIATE RELEASE

For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 East Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS 3RD QUARTER RESULTS

CINCINNATI, OHIO - November 6, 2006 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $19.8 million ($0.41 per share) for the 2006 third quarter. Net income for the first nine months of 2006 was $82.0 million ($1.71 per share). GAFRI's year-to-date net income includes an after-tax gain of $31.6 million ($0.66 per share) on the sale of a resort hotel in June 2006, as well as certain other significant items that may not be indicative of GAFRI's ongoing core operations. The table below identifies such items and reconciles net income to "core net operating earnings from continuing operations," a non-GAAP measure that GAFRI believes is a useful tool for analysts and investors in analyzing ongoing operating trends. GAFRI's net income for the three and nine month periods of 2005 were $18.8 million ($0.39 per share) and $62.3 million ($1.31 per share), respectively.

Core Net Operating Earnings from Continuing Operations, Excluding Significant Items

Core net operating earnings from continuing operations before significant items ("core net operating earnings"), calculated as set forth below, were $21.7 million ($0.45 per share) in the third quarter of 2006 compared to $16.7 million ($0.35 per share) in the third quarter of 2005. The increase reflects (i) improved results in each of the Company's lines of business due primarily to recent acquisitions, including the purchase of Ceres Group, Inc. in August 2006, and (ii) earnings on the proceeds received in connection with the sale of GAFRI's Puerto Rican subsidiary ("GA-PR"). Third quarter 2006 results also reflect after-tax earnings of $2.2 million ($0.05 per share) resulting from a reduction of supplemental insurance IBNR reserves due to favorable claims development in the Medicare supplement business of GAFRI's subsidiary, United Teacher Associates ("UTA").

Core net operating earnings for the first nine months of 2006 were $58.7 million ($1.22 per share) compared to $47.3 million ($1.00 per share) for the first nine months of 2005. This increase reflects (i) improvements in GAFRI's fixed annuity operations resulting primarily from the January 2006 acquisition of an annuity block of business and higher real estate income, (ii) higher earnings in GAFRI's runoff life operations resulting from an improvement in mortality experience and lower expenses and (iii) earnings on the proceeds received in connection with the sale of GA-PR. These items more than offset a decrease in earnings in GAFRI's supplemental insurance operations in the first half of 2006, which resulted from the effects of lower first year premiums, higher lapses and higher loss experience at UTA.

	Three months ended September 30,		Nine months ended September 30,
In millions, except per share amounts
	2006	2005	2006	2005

Net income (see components of net income below)	$19.8	$18.8	$82.0	$62.3
Components of net income:
Core net operating earnings from continuing operations (before significant items below)	$21.7	$16.7	$58.7	$47.3

Discontinued operations:
Gain on sale of hotel	-	-	31.6	-
Operations of hotels sold	-	2.7	(0.6)	3.5
Puerto Rican insurance operations	-	3.3	-	14.5
Realized investment gains (losses)	(1.8)	2.3	(4.8)	3.2
Loss on retirement of debt	(0.1)	-	(2.9)	-
Charge related to former manufacturing operations	-	(6.2)	-	(6.2)

Net income	$19.8	$18.8	$82.0	$62.3

Diluted EPS (see components of EPS below)	$0.41	$0.39	$1.71	$1.31
Components of diluted EPS:
Core net operating earnings (before items below)	$0.45	$0.35	$1.22	$1.00

Discontinued operations:
Gain on sale of hotel	-	-	0.66	-
Operations of hotels sold	-	0.05	(0.01)	0.07
Puerto Rican insurance operations	-	0.07	-	0.31
Realized investment gains (losses)	(0.04)	0.05	(0.10)	0.06
Loss on retirement of debt	-	-	(0.06)	-
Charge related to former manufacturing operations	-	(0.13)	-	(0.13)

Net income	$0.41	$0.39	$1.71	$1.31

S. Craig Lindner, GAFRI's Chief Executive Officer, commented, "Although the interest rate environment has been a challenge in our annuity business, the discipline with which we manage our business continues to produce positive results for us. Our recent acquisitions continue to meet or exceed our expectations and we will continue to seek opportunities to utilize excess capital."

The Company announced that core net operating earnings per share from continuing operations, excluding significant items, are expected to be between $1.58 and $1.62 per share in 2006 and between $1.60 and $1.70 per share in 2007.

Financial Strength and Liquidity

GAFRI continued to achieve record levels of stockholders' equity and book value per share. At September 30, 2006, GAFRI's debt to capital ratio of 21.0% was at its strongest level ever. Furthermore, at October 31, 2006, GAFRI had no amounts borrowed under its bank credit line.

Acquisition of Ceres

As previously announced, in August 2006 GAFRI acquired all of the outstanding shares of Ceres Group, Inc. for $204.4 million in cash. In connection with the acquisition, Ceres reinsured 100% of its major medical business and 50% of its in-force senior business; as consideration, Ceres received pre-tax ceding allowances of $63 million. As a result of the reinsurance, Ceres has exited the major medical business; its remaining senior segment focuses primarily on sales of Medicare supplement and other products to the senior market. In commenting on this acquisition, Mr. Lindner said, "The integration of Ceres continues to proceed well and we are pleased with the performance of these operations. In the third quarter, the earnings from this acquisition were accretive to the Company's overall results."

Acquisition of Annuity Block

As previously announced, in January 2006 GAFRI acquired (through a reinsurance transaction) the fixed annuity block of business written by Old Standard Life Insurance Company and all of the outstanding stock of Old West Annuity and Life Insurance Company. The transaction resulted in an increase of approximately $280 million in both annuity benefits accumulated and cash and investments, including a payment (negative ceding commission) from the seller of approximately $9 million.

Premiums

Statutory premiums of approximately $495 million in the third quarter of 2006 were nearly double the premiums of third quarter of 2005. This increase primarily reflects substantially higher fixed indexed-annuity premiums; the Company re-entered this market in the second quarter of 2005.

Statutory premiums in the first nine months of 2006 were 37% higher than the same 2005 period. Premiums in the first nine months of 2005 included approximately $100 million of traditional fixed annuity premiums received in January 2005 from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI. Excluding the $100 million, GAFRI's premiums in the first nine months of 2006 were 55% higher than the same period in 2005, also due primarily to higher fixed indexed-annuity sales as well as higher sales of traditional annuities in GAFRI's 403(b) segment.

In discussing the premiums, Mr. Lindner said, "We are on pace to achieve record levels of premiums. We expect to continue to introduce new products over the coming year in order to address the needs of our distribution partners and their customers."

Significant Items Excluded from Core Net Operating Earnings

Gain on Sale of Hotel  On June 2, 2006, GAFRI completed the sale of Chatham Bars Inn, its resort-hotel property located on Cape Cod, Massachusetts, for a price of $166 million. After sales expenses, contingencies, and the write-off of certain deferred acquisition costs on annuities associated with the gain recognition, the Company recognized an after-tax gain of approximately $32 million ($0.66 per share). In accordance with generally accepted accounting principles, operations of hotels sold and gains on sales of hotels are reported as discontinued operations. The Company had owned and operated Chatham since 1993.

Discontinued Puerto Rican Insurance Operations  Net income for the third quarter and first nine months of 2005 include $3.3 million and $14.5 million of earnings from Great American Life Assurance

Company of Puerto Rico ("GA-PR"). On January 31, 2006, GAFRI sold GA-PR for $37.5 million in cash. Accordingly, GA-PR has been classified as discontinued operations for all periods presented. In addition, during 2005 GAFRI received dividend payments from GA-PR totaling $100 million.

Realized Investment Gains (Losses)  Realized investment gains and losses are considered by many analysts and investors to be non-recurring or non-core. Accordingly, GAFRI excludes such items from its calculation of Core Net Operating Earnings. Realized gains (losses) include impairments on securities.

Loss on Retirement of Debt  In the first nine months of 2006, GAFRI repurchased $66.4 million principal amount of the Company's 6-7/8% Senior Notes. In addition, in connection with the repurchases, GAFRI paid approximately $2.0 million to terminate the portion of an interest rate swap that covered the repurchased debt.

Charge Related to Former Manufacturing Operations  In the third quarter of 2005, GAFRI recorded a pretax charge of $9.5 million related to environmental liabilities associated with certain former manufacturing operations which were discontinued in 1992.

About GAFRI

GAFRI is a Cincinnati-based insurance holding company with nearly $13 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, Central Reserve Life Insurance Company, Continental General Insurance Company, United Teacher Associates Insurance Company and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions including interest rates, performance of the capital markets, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:30 a.m. (EDT) on Tuesday, November 7, 2006. Toll-free telephone access will be available by dialing 1-800-901-5226 (International dial in 617-786-4513). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at approximately 1:30 p.m. and will run until 11:59 p.m. on November 14, 2006. To listen to the replay, dial 1-888-286-8010 (International dial in 617-801-6888) and provide the confirmation code 46474092. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to AFG's Web site, www.afginc.com, and follow the instructions at the Webcast link in the Investor Relations section.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Life, accident and health premiums (a)	$ 91.7	$ 73.2	$243.7	$220.3
Net investment income	150.1	137.3	447.7	415.0
Realized gains (losses) on:
Investments	(2.9)	3.4	(7.5)	4.9
Retirement of debt	(0.1)	-	(4.4)	-
Other income	33.0	22.1	79.3(b)	63.9
	271.8	236.0	758.8	704.1
Costs and Expenses:
Annuity benefits	88.3	81.0	255.1	244.6
Life, accident and health benefits	69.1(c)	62.5	200.0	182.4
Insurance acquisition expenses	38.3	26.7	100.6	85.0
Interest and debt expenses	5.6	7.1	17.5	20.9
Other expenses	40.0	38.9(d)	107.2	103.3(d)
	241.3	216.2	680.4	636.2

Operating earnings before income taxes	30.5	19.8	78.4	67.9
Provision for income taxes	10.7	7.0	27.4	23.6

Income from continuing operations	19.8	12.8	51.0	44.3
Discontinued Puerto Rican operations, net of tax (e)	-	3.3	-	14.5
Discontinued hotel operations, net of tax (f)	-	2.7	(0.6)	3.5
Gain on sale of discontinued hotel, net of tax (f)	-	-	31.6	-

Net Income	$ 19.8	$ 18.8	$ 82.0	$ 62.3

Average common shares outstanding - diluted	48.0	47.7	48.0	47.5

Diluted earnings per common share:
Continuing operations	$ 0.41	$ 0.27	$ 1.06	$0.93
Discontinued Puerto Rican operations (e)	-	0.07	-	0.31
Discontinued hotel operations (f)	-	0.05	(0.01)	0.07
Gain on sale of discontinued hotel (f)	-	-	0.66	-

Net income	$ 0.41	$ 0.39	$ 1.71	$ 1.31

Supplemental Information (Premiums exclude GA-PR)
Fixed annuity premiums (a)	$156.9	$134.5	$ 458.3	$528.7(g)
Indexed-annuity premiums (a)	226.3	22.5	392.0	30.4
Variable annuity premiums (a)	19.0	22.1	66.7	70.0
Total statutory premiums, including life, accident and health premiums	$494.7	$252.8	$1,161.1	$848.6(g)

Book value per share, excluding unrealized gains (losses) on fixed maturities			$21.90	$20.06
Book value per share, including all unrealized gains (losses) (h)			$22.06	$22.03

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  Other income for the first nine months of 2006 includes $4.9 million of income resulting from the March 2006 payment received from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

  Includes $3.4 million reduction in Medicare supplement IBNR reserves due to favorable claim development in that line of business.

  Includes $9.5 million charge related to former manufacturing operations.

  Reflects results of Great American Life Assurance Company of Puerto Rico, which was sold in January 2006.

  The operations and gain on sale of Chatham Bars Inn (sold in June 2006) and the operations of the Driskill hotel (sold in October 2005) are reflected as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144.

  Includes approximately $100 million received in January 2005 from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.

  Reflects the decrease in unrealized gains due to increases in market interest rates.